Exhibit 10.3

VANTAGE DRILLING COMPANY

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

F3 Capital

c/o Campbell Corporate Services Limited

Scotia Centre, P.O. Box 268

Grand Cayman, KY1-1104

Cayman Islands

March 20, 2012

Dear Sirs,

We refer to the Purchase Agreement dated on or about the date hereof (the “Purchase Agreement”) among Valencia Drilling Corporation, as seller, Dragonquest Holdings Company, as buyer, and Vantage Drilling Company, as buyer’s parent, in respect of the sale of construction rights to a deepwater drillship hull no. 3602, known as the “Dragonquest” (the “Vessel”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

As you’re aware, Vantage Drilling Company (“Vantage”) is in the process of (a) seeking a 100,000,000 increase to its authorized ordinary shares (“Vantage Share Increase”) in order to provide access to capital for the purpose of assuring adequate corporate liquidity, and (b) arranging an issuance of notes by way of an additional issuance of bonds under the Vantage Indenture the proceeds of which are to be applied towards payment of the consideration payable to the Seller under the Purchase Agreement, payment of the remaining purchase price of the Vessel payable to the Builder under the Shipbuilding Contract and related project costs and expenses for the operation of the Vessel (“Vantage Bond Finance”). In addition, Vantage may in the future consider arranging an issuance of up to US$75,000,000 of capital (“Vantage Capital Raise”) through the issuance of debt, ordinary shares (or other securities exercisable or convertible into or exchangeable for ordinary shares) (the “Vantage Securities”).

a)	In order to facilitate the actions outlined in the preceding paragraph, Vantage hereby undertakes as follows:

(i)	Vantage shall grant (and procure that the underwriter(s), if any, of the Vantage Capital Raise will grant) the right to F3 Capital to subscribe for up to 34.6%, or, by reason of F3 Capital disposing of ordinary shares after the date hereof, such lower percentage representing F3 Capital’s ownership of ordinary shares in the Company at the time of any such Vantage Capital Raise, of the offering (including over-allotments, if any) pursuant to the Vantage Capital Raise (which right, if exercised, shall cause the offering to be increased by the amount of such exercise); provided that (x) in the case of a privately placed transaction, F3 Capital shall deposit 100% of required cash into escrow for its proposed investment at least three days prior to the closing date of the Vantage Capital Raise, or (y) in the case of a publicly placed transaction, F3 Capital shall deposit 105% of estimated required cash for its proposed investment into an account with the relevant bookrunning manager on or before the commencement date of the offering;

(ii)	in the event of any proposed issuance or offering by Vantage of ordinary shares (other than the issuance of shares or securities to employees, officers or directors of Vantage or its subsidiaries pursuant to an employee benefit plan approved by Vantage’s board of directors) at any time prior to the date falling 12 months after the date hereof , Vantage shall:

(A)	give written notice to F3 Capital immediately of any such proposed issuance or offering and in any event no less than 10 Business Days prior to the commencement of such proposed issuance or offering;

(B)	grant (and procure that the underwriter(s) of such proposed issuance or offering will grant) an option to F3 Capital to subscribe for up to 34.6%, or, by reason of F3 Capital disposing of ordinary shares after the date hereof or not fully exercising its rights granted under paragraph (i) above or in respect of a prior issuance or offering referred to in this paragraph (ii), such lower percentage representing F3 Capital’s ownership of ordinary shares in the Company at the time of any such issuance or offering, of any ordinary shares to be issued by Vantage (including over-allotments) pursuant to such proposed issuance or offering, provided that F3 Capital shall (A) notify Vantage in writing within 3 Business Days of F3 Capital being notified under sub-paragraph (i) above of its intention to so subscribe, subject to any customary lock-up provisions as may be reasonably requested by the relevant underwriter(s) and imposed upon all officers, directors and Vantage and (B) deposit 100% of the required cash into escrow for its proposed subscription at least three days prior to the commencement date of such offering as evidence of its desire to commit to its portion of such offering, provided further that F3 Capital may exercise such right by applying all or a portion of the principal balance of the loan note dated July 30, 2010 issued to F3 Capital (“F3 Loan Note”), in which case the amount of required cash shall be reduced by such outstanding principal balance so applied; and

(C)	implement any such issuance or offering in a manner which enables F3 Capital to fully exercise its rights granted under paragraph (ii)(B) above; and

(iii)

In the event that Vantage conducts the Vantage Capital Raise as contemplated by (a)(i) above (a “Vantage Offering”), F3 Capital may exercise its right to participate in such Vantage Offering(s) by applying all or a portion of the principal balance of the F3 Loan Note, in which case the amount of required cash or estimated required cash (as applicable) shall be reduced by such outstanding principal balance so applied, provided, however, that the ability of F3 Capital to apply the principal balance of the F3 Loan Note to any such Vantage Offering shall at all times be limited to the rules and regulations imposed by the NYSE Amex (the “Stock Exchange”) which restrict a “substantial shareholder” from subscribing for shares in a privately placed transaction which represent more than 5% of the issued share capital of the listed entity (the “Maximum Participation”). To the extent that such restriction limits the amount of securities that may be exchanged for the F3 Loan Note, F3 Capital shall be permitted to use the principal amount of the F3 Loan Note up to the level of Maximum Participation, and with respect to any other amount of participation in the offering, F3 Capital shall have the option of either withdrawing its subscription, or otherwise paying any additional amount in cash as otherwise contemplated herein. To the extent that this agreement requires Vantage to take any action in breach of the rules, regulations, guidance or other communications of the Stock Exchange, any failure to take such action shall not be treated as a breach or violation of this agreement.

(iv)	until the date falling 12 months after the date hereof, Vantage shall not (and shall procure that none of its Affiliates will):

(A)	agree any arrangement(s) with or for the benefit of founder management, comprising Paul Bragg, Jorge E. Estrada, Marcelo D. Guiscardo, John C.G. O’Leary and Chris DeClaire, which enhances the terms of their employment or management position (save for remuneration arrangements approved by the board of directors of Vantage not involving issuance of any management shares or options in favour of such founder management); or

(B)	enter into any agreement or instrument containing “Change of Control” type of restriction, default, mandatory prepayment event or covenant (however described) other than in connection with the Vantage Bond Finance on identical terms with respect to such restriction, default, mandatory prepayment event or covenant (however described) as set out in the Vantage Indenture (in the form existing as of the date hereof).

(v)	Vantage shall use its Best Efforts to:

(A)	obtain the consent of Daewoo Shipbuilding & Marine Engineering Co., Ltd. to assign to F3 Capital (or one of its Affiliates) the option currently held by Vantage to construct a drillship of like specification to Vantage’s Tungsten Explorer (Hull 3615) drillship (the “Drillship Option”), which Drillship Option currently has the following terms: (1) purchase price of $520 million, (2) payment terms of 20% down, (3) October 2014 delivery date and (4) Drillship Option expiry date of March 31, 2012; and

(B)	procure that an extension of the Drillship Option expiry date from 31 March 2012 to a date not earlier than 60 days after the “Actual Delivery Date” under and as defined in the Shipbuilding Contract.

b)	The parties to this agreement agree that if any of the provisions of this agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

c)	In the event of any Breach by Shareholder of any covenant or obligation of Shareholder under the Voting Agreement, Vantage may forthwith terminate this agreement with immediate effect by notice to F3 Capital and this agreement shall become null and void and of no further effect.

d)	All notices, requests, claims, demands and other communications under this agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Vantage:

Vantage Drilling Company

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

Facsimile: (281) 404-4749

Attention: Legal Department

With a copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

Facsimile: (713) 651-5246

Attention: Joshua P. Agrons

If to Shareholder:

F3 Capital

c/o Campbell Corporate Services Limited

Scotia Centre

PO Box 268

Grand Cayman

KY1-1104

Cayman Islands

Facsimile: (345) 949-8613

With a copy to:

10F, N0. 245, Sec.1, Dunhua S. Rd., Daan Dist.,

Taipei City 106, Taiwan

Facsimile: +886 2 8771 1525

e)	Each party to this agreement (“Party”) submits to the jurisdiction of any state or federal court sitting in Harris County in the State of Texas in any dispute or action arising out of or relating to this agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each Party also agrees not to bring any dispute or action arising out of or relating to this agreement in any other court. Each Party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought. Each Party further agrees that that any bond, surety, or other security that might be required of any other Party with respect thereto shall not exceed $25,000.00.

f)	This agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to each Party when one or more counterparts have been signed by the other Party and delivered to all Parties.

g)	This agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and this agreement is not intended to confer upon any other person any rights or remedies hereunder.

h)	This agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

i)	Neither this agreement nor any of the rights, interests or obligations under this agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other Parties, except by laws of descent. Any assignment in violation of the foregoing shall be void.

j)	Except as otherwise provided herein, any and all remedies herein conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. NEITHER PARTY SHALL BE LIABLE IN AN ACTION INITIATED BY ONE AGAINST THE OTHER FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES RESULTING FROM OR ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, HOWEVER SAME MAY BE CAUSED.

k)	If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

l)	No amendment, modification or waiver in respect of this agreement shall be effective against any Party unless it shall be in writing and signed by such Party.

Please acknowledge below your receipt and acceptance of this agreement.

Yours faithfully

For and on behalf of Vantage Drilling Company

/s/ Paul A. Bragg
Name: Paul A. Bragg
Title: Chief Executive Officer

Acknowledged for and on behalf of F3 Capital:

/s/ Hsin Chi Su
Hsin Chi Su, Director